Exhibit 10.25

SECOND AMENDMENT TO

COLLABORATIVE RESEARCH, DEVELOPMENT

AND LICENSE AGREEMENT

THIS SECOND AMENDMENT TO COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT (the “Second Amendment”) is entered into as of February 28, 2006 (the “Second Amendment Effective Date”) by and between ACADIA PHARMACEUTICALS INC., a Delaware corporation (“ACADIA”) with offices at 3911 Sorrento Valley Blvd., San Diego, CA 92121, and ALLERGAN SALES LLC a Delaware limited liability company, (“Allergan”), with offices at 2525 Dupont Drive, Irvine, CA 92623, and ALLERGAN, INC., a Delaware corporation, solely as guarantor of the performance under this Agreement by Allergan.

RECITALS

WHEREAS, the parties previously entered into that certain Collaborative Research, Development and License Agreement, dated September 24, 1997 (as amended by the First Amendment described below, the “1997 Agreement”), pursuant to which the parties conducted collaborative research regarding, among other things, receptor selective compounds with the goal of establishing drug discovery programs related to such receptor selective compounds;

WHEREAS, the 1997 Agreement was first amended on March 27, 2003 (the “First Amendment”) to continue the collaboration under the 1997 Agreement with respect to alpha adrenergic receptors and on the same date the parties entered into a new Collaborative Research, Development and License Agreement (the “2003 Agreement”) regarding ACADIA’s chemical-genomics assets;

WHEREAS, the Research Terms of both of the 1997 Agreement and the 2003 Agreement (collectively, the “Agreements”) will expire on March 27, 2006; and

WHEREAS, the parties wish to continue their research collaboration under the Agreements on alpha adrenergic receptors and this Second Amendment provides for further research on alpha adrenergic receptors pursuant to the terms of the Agreements as amended by the terms set forth below (the “Alpha Adrenergic Research Program”); and

WHEREAS, the parties may wish to continue to collaborate on other receptor selective compounds included in ACADIA’s chemical-genomics assets on the terms set forth below.

NOW THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Second Amendment, the parties hereby agree as follows:

1. Alpha Adrenergic Research Program Continuation. The Alpha Adrenergic Research Program shall continue with contribution from both Allergan and ACADIA, as applicable, under the terms of the Agreements, as amended by this Second Amendment.

The Alpha Adrenergic Research Program shall be managed by the Joint Research Committee as set forth in Section 2 of the 2003 Agreement. Research funding for the Alpha Adrenergic Research Program shall be at the adjusted rate provided for in Section 8.4 of the 2003 Agreement for the appropriate year of the Research Term. The Research Term of the Agreements with respect to the Alpha Adrenergic Research Program shall be extended to cover the period beginning March 27, 2006 and ending March 27, 2008 (the “Extension Period”). All of Allergan’s rights under the 1997 Agreement with respect to receptors and receptor subtypes (other than alpha adrenergic receptors) shall expire on March 27, 2006, subject to surviving obligations (other than ACADIA’s rights to any ACADIA Designated Use) under Section 11.4 of the 1997 Agreement. Notwithstanding the terms of the Agreements and this Amendment, Allergan and ACADIA agree to discuss, in good faith, [ *** ].

2. Extension Program(s). ACADIA hereby grants Allergan the right to request, during the Extension Period, that up to three Target/Chemistries (as defined in the 2003 Agreement), which were identified as such as of March 27, 2006, be designated as Selected

Target/Chemistries (as defined in the 2003 Agreement) in accordance with Section 5.1 of the 2003 Agreement; provided that the decision to make a Target/Chemistry a Selected Target Chemistry (and thereby an Extension Program) shall be at [ *** ]. Allergan’s right to request such Target/Chemistries shall expire on March 27, 2008 (each, an “Extension Program”).

3. FTE Funding. During the Extension Period, Allergan shall fund a minimum of [ *** ] ACADIA FTEs (at the rate provided for by Section 8.4(a) of the 2003 Agreement). In the event Allergan chooses one or more Extension Programs, the number of additional FTEs and the duration of the research term for the Extension Program shall be mutually agreed to by the parties. The parties agree that Allergan shall be obligated to pay ACADIA research funding payments for such Extension Program(s) at a rate not to exceed the rate provided for in Section 8.4(a) of the 2003 Agreement. The allocation of FTEs between such Extension Program(s) and the Alpha Adrenergic Research Program shall be decided by JRC, provided however in the event that the parties do not agree on such allocation, notwithstanding Section 15.2 of the 2003 Agreement, [ *** ].

4. Access to ACADIA Technology. Except as set forth herein with regard to alpha adrenergic compounds and receptors and Extension Program(s), effective March 27, 2006, Allergan shall no longer have any rights with respect to the ACADIA Technology (as defined in the 2003 Agreement) or ACADIA’s interest in Collaboration Technology (as defined in the 2003 Agreement), and all rights to ACADIA Technology and ACADIA’s interest in Collaboration Technology and all Collaboration Targets/Chemistries (as defined in the 2003 Agreement) shall revert to ACADIA. Allergan shall have no further obligation to pay any fee for access to the ACADIA Technology and ACADIA agrees that Allergan has paid all fees for such access that were obligated to be paid under Section 8.1 of the 2003 Agreement.

5. Return of Information. Each party will return any technology or know-how and Confidential Information of the other party as required by Section 13.5 of the 2003

Agreement; with the exception of any technology know-how or Confidential Information related to the Alpha Adrenergic Research Program and the Chemical-Genomics Asset List (as defined in the 2003 Agreement).

6. License to ACADIA. Allergan hereby grants to ACADIA an exclusive, worldwide, royalty-free license under the Allergan Technology (as defined in the 2003 Agreement) and under Allergan’s interest in the Collaboration Technology to make, have made and use the Selected Target/Chemistry identified below in all fields of use, and to make, have made, use, sell, offer for sale and import ACADIA Royalty-Free Products (as defined in the 2003 Agreement) based on the Selected Target/Chemistry identified below in all fields of use. Such license is limited to the following Selected Target/Chemistry: [ *** ].

7. FULL FORCE AND EFFECT. Except as specifically amended by this Second Amendment, each of the 1997 Agreement and the 2003 Agreement shall remain in full force and effect. If there is any inconsistency or conflict between any provision in this Second Amendment and any provision in the 1997 Agreement and/or the 2003 Agreement, the provision in this Second Amendment shall control.

8. MISCELLANEOUS. This Second Amendment may be signed in counterparts, each of which shall be deemed an original, all of which taken together shall be deemed one instrument. This Second Amendment shall be governed by the laws of the State of California as such laws are applied to contracts entered into or to be performed entirely within such state.

IN WITNESS WHEREOF, the parties hereto have duly executed this Second AMENDMENT TO COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT.

ACADIA PHARMACEUTICALS INC.	ALLERGAN SALES LLC, a Delaware limited liability company, a successor in interest of
VISION PHARMACEUTICALS L.P.,
A Texas limited partnership, dba Allergan, by Allergan General, Inc., its general partner

By:	/s/ Uli Hacksell	By:	/s/ David M. Lawrence
Name:	Uli Hacksell, Ph.D.	Name:	David M. Lawrence
Title:	Chief Executive Officer	Title:	Sr. Vice President Corporate Development

Guarantee of performance by:

ALLERGAN, INC.

By:	/s/ James M. Hindman
Name:	James M. Hindman
Title:	SR VP TREASURY, RISK, INVESTOR RELATIONS